Exhibit 23.2
January 14, 2010
Mr. Thomas E. Powell
Chief Financial Officer
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717

Subject:	Written Consent to Reference Baker Tilly Valuation, LLC Valuation in Annual Report Filing of TomoTherapy Incorporated
Dear Mr. Powell:
We consent to the references to our firm in this Annual Report on Form 10-K filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Consolidated Financial Statements.” We further consent to the incorporation by reference of such references into the Registration Statements of TomoTherapy Incorporated on Forms S-8 (File No. 333-144318, effective July 3, 2007; File No. 333-142829, effective May 10, 2007; and File No. 333-160616, effective July 16, 2009) and the related prospectuses. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
/s/ Baker Tilly Valuation, LLC
Baker Tilly Valuation, LLC